July 2016 Filed pursuant to Rule 433 dated July 6, 2016 relating to Preliminary Pricing Supplement No. 990 dated July 6, 2016 to Registration Statement No. 333-200365

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due July 31, 2018 Based on the Performance of a Basket Composed of the Common Stock of United Continental Holdings, Inc., the Common Stock of American Airlines Group Inc. and the Common Stock of Hawaiian Holdings, Inc.

Principal at Risk Securities

Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due July 31, 2018 Based on the Performance of a Basket Composed of the Common Stock of United Continental Holdings, Inc., the Common Stock of American Airlines Group Inc. and the Common Stock of Hawaiian Holdings, Inc., which we refer to as the securities, do not guarantee the payment of interest or the repayment of any principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly coupon at an annual rate of 11.00%, but only with respect to each determination date on which the basket value is greater than or equal to 70% of the initial basket value, which we refer to as the downside threshold level. However, if on any determination date the basket value is less than the downside threshold level, you will not receive any contingent quarterly coupon for that quarterly period. If the basket value is greater than or equal to the initial basket value on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related contingent quarterly coupon. No further payments will be made on the securities once they have been redeemed. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final basket value is greater than or equal to the downside threshold level, the stated principal amount and the contingent quarterly coupon with respect to the final determination date, or (ii) if the final basket value is less than the downside threshold level, investors will be exposed to the decline in the value of the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons over the 2-year term of the securities. Investors will not participate in any appreciation of the basket stocks. All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 26, 2016
Original issue date:	July 29, 2016 (3 business days after the pricing date)
Maturity date:	July 31, 2018
Basket stocks:	Issuer of basket stock	Bloomberg ticker symbol*	Exchange	Percentage of initial basket value	Initial share price**	Multiplier **
	United Continental Holdings, Inc.	UAL	NASDAQ Global Select Market	33.3333%
	American Airlines Group Inc.	AAL	NASDAQ Global Select Market	33.3333%
	Hawaiian Holdings, Inc.	HA	NASDAQ Global Select Market	33.3333%

*Bloomberg ticker symbols are being provided for reference purposes only.

**With respect to each basket stock, the initial share price and the multiplier will be determined on the pricing date and will be set forth in the final pricing supplement.

Payment at maturity:

If the securities have not been automatically redeemed prior to maturity, investors will receive for each $1,000 stated principal amount of securities an amount in cash equal to:

▪ if the final basket value is greater than or equal to the downside threshold level, the stated principal amount plus the contingent quarterly coupon otherwise due with respect to the final determination date; or

▪ if the final basket value is less than the downside threshold level, (i) the stated principal amount times (ii) the basket performance factor.

If the basket declines to below 70% of the initial basket value, you will be exposed to the full decline on a 1-to-1 basis, and you will lose more than 30%, and possibly all, of your investment.

Early redemption:	If, on any determination date other than the final determination date, the basket value is greater than or equal to the initial basket value, we will redeem the securities, in whole and not in part, for the early redemption payment on the third business day following such determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon otherwise due with respect to the related determination date.
Contingent quarterly coupon:

• If, on any determination date, the basket value is greater than or equal to the downside threshold level, we will pay a contingent quarterly coupon at an annual rate of 11.00% (corresponding to approximately $27.50 per quarter per security) on the related contingent payment date.

• If, on any determination date, the basket value is less than the downside threshold level, no contingent quarterly coupon will be paid with respect to that determination date.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $960.60 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 3.

Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer(3)
Per security	$1,000	$	$
Total	$	$	$

(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $985 per security.

(2)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $ per security. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” on page 15.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 990 dated July 6, 2016
Prospectus Supplement dated November 19, 2014         Prospectus dated February 16, 2016

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Auto-Callable Securities due July 31, 2018 Based on the Performance of a Basket Composed of the Common Stock of United Continental Holdings, Inc., the Common Stock of American Airlines Group Inc. and the Common Stock of Hawaiian Holdings, Inc.

Principal at Risk Securities

SUMMARY TERMS	Terms continued from prevous page
Determination dates:	The third scheduled business day prior to each scheduled contingent payment date, subject to postponement for non-trading days and certain market disruption events. We also refer to July 26, 2018 as the final determination date.
Contingent payment dates:	Quarterly, on the last calendar day of each January, April, July and October, beginning October 31, 2016; provided that if any scheduled contingent payment date is not a business day, that contingent quarterly coupon, if any, will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the final contingent quarterly coupon, if any, will be paid on the maturity date.
Basket performance factor:	Final basket value divided by the initial basket value
Basket value:	The basket value on any day equals the sum of the products of (i) the closing price for each basket stock on such day and (ii) the multiplier for such basket stock on such day
Initial basket value:	100, which will be equal to the sum of the products of (i) the closing price of each basket stock on the pricing date and (ii) the multiplier for such basket stock on such date, as determined by the calculation agent
Final basket value:	The basket value on the final determination date, as determined by the calculation agent
Multiplier:	The initial multiplier for each basket stock will be set on the pricing date, based on such basket stock’s respective closing price on such date, so that each basket stock will be reflected in the predetermined initial basket value of 100 in accordance with its equal percentage weighting within the basket. The multiplier for each basket stock will remain constant for the term of the securities, subject to adjustment for certain corporate and other events relating to the issuer of that basket stock. See “Description of Securities—Adjustments to the Multipliers” in the accompanying preliminary pricing supplement.
Downside threshold level:	70, which is equal to 70% of the initial basket value
Initial share price:	For each basket stock, the closing price for such basket stock on the pricing date.
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61761J3H0 / US61761J3H03

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Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due July 31, 2018 Based on the Performance of a Basket Composed of the Common Stock of United Continental Holdings, Inc., the Common Stock of American Airlines Group Inc. and the Common Stock of Hawaiian Holdings, Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly coupon at an annual rate of 11.00%, but only with respect to each determination date on which the basket value is greater than or equal to 70% of the initial basket value, which we refer to as the downside threshold level. However, if on any determination date the basket value is less than the downside threshold level, you will not receive any contingent quarterly coupon for that quarterly period. If the basket value is greater than or equal to the initial basket value on any determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount and the related contingent quarterly coupon. No further payments will be made on the securities once they have been redeemed. However, if the securities are not automatically redeemed prior to maturity, the payment at maturity due on the securities will be as follows: (i) if the final basket value is greater than or equal to the downside threshold level, the stated principal amount and the contingent quarterly coupon with respect to the final determination date, or (ii) if the final basket value is less than the downside threshold level, investors will be exposed to the decline in the value of the basket on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of not receiving any contingent quarterly coupons and also the risk of receiving a payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. In addition, investors will not participate in any appreciation of the basket stocks.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $960.60, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate and the downside threshold level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Principal at Risk Securities

Hypothetical Payouts on the Securities

The below examples are based on the following terms:

Initial Basket Value:	100.00
Downside Threshold Level:	70.00, which is 70% of the initial basket value
Hypothetical Adjustments to the Multipliers:	None
Contingent Quarterly Coupon:	11.00% per annum (corresponding to approximately $27.50 per quarter per security)[1]
Stated Principal Amount:	$1,000 per security

1 The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent quarterly coupon of $27.50 is used in these examples for ease of analysis.

In Examples 1 and 2, the value of the basket fluctuates over the term of the securities and the basket value is greater than or equal to the initial basket value of 100.00 on one of the first seven determination dates. Because the basket value is greater than or equal to the initial basket value on one of the first seven determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the basket value on each of the first seven determination dates is less than the initial basket value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Basket Value	Contingent Quarterly Coupon	Early Redemption Payment*	Hypothetical Basket Value	Contingent Quarterly Coupon	Early Redemption Payment*
#1	60.00	$0	N/A	75.00	$27.50	N/A
#2	100.00	—*	$1,027.50	65.00	$0	N/A
#3	N/A	N/A	N/A	85.00	$27.50	N/A
#4	N/A	N/A	N/A	50.00	$0	N/A
#5	N/A	N/A	N/A	80.00	$27.50	N/A
#6	N/A	N/A	N/A	120.00	—*	$1,027.50
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Payment includes the contingent quarterly coupon with respect to the determination date on which the basket value is greater than or equal to the initial basket value and the securities are redeemed as a result.

In Example 1, the securities are automatically redeemed following the second determination date, as the basket value on the second determination date is equal to the initial basket value. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly coupon = $1,000 + $27.50 = $1,027.50

In this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will receive no more contingent quarterly coupons.

In Example 2, the securities are automatically redeemed following the sixth determination date, as the basket value on the sixth determination date is greater than the initial basket value. As the basket values on each of the first, third, fifth and sixth determination dates are greater than the downside threshold level, you receive the contingent quarterly coupon of $27.50 with respect to each such

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Principal at Risk Securities

determination date. Following the sixth determination date, you receive an early redemption payment of $1,027.50, which includes the contingent quarterly coupon with respect to the sixth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will receive no more contingent quarterly coupons. Further, although the basket has appreciated by 20% from the initial basket value as of the sixth determination date, you receive only $1,027.50 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Basket Value	Contingent Quarterly Coupon	Early Redemption Payment	Hypothetical Basket Value	Contingent Quarterly Coupon	Early Redemption Payment
#1	55.00	$0	N/A	$39.00	$0	N/A
#2	62.00	$0	N/A	$32.00	$0	N/A
#3	47.00	$0	N/A	$28.00	$0	N/A
#4	38.00	$0	N/A	$24.00	$0	N/A
#5	45.00	$0	N/A	$26.00	$0	N/A
#6	48.00	$0	N/A	$32.00	$0	N/A
#7	54.00	$0	N/A	$36.00	$0	N/A
Final Determination Date	60.00	$0	N/A	$85.00	—*	N/A
Payment at Maturity	$600.00			$1,027.50

* The final contingent quarterly coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final basket value.

In Example 3, the value of the basket remains below the downside threshold level on every determination date. As a result, you do not receive any contingent quarterly coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the value of the basket. As the final basket value is less than the downside threshold level, investors will receive a payment at maturity equal to the stated principal amount multiplied by the basket performance factor, calculated as follows:

stated principal amount x basket performance factor = $1,000.00 x (60.00 / 100.00) = $6.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, the value of the basket remains below the downside threshold level on every determination date other than the final determination date. As a result, you do not receive any contingent quarterly coupons during the term of the securities prior to the maturity date. The final basket value is 85.00. Although the final basket value is less than the initial basket value, because the final basket value is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly coupon with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $27.50 = $1,027.50

In this example, although the final basket value represents a 15% decline from the initial basket value, you receive the stated principal amount per security plus the final contingent quarterly coupon, equal to a total payment of $1,027.50 per security at maturity, because the final basket value is not less than the downside threshold level.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any regular interest. Investing in the securities is not equivalent to investing in the basket stocks. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not guarantee the return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final basket value is less than the downside threshold level, you will be exposed to the decline in the value of the basket as compared to the initial basket value, on a 1 to 1 basis, and the payment at maturity will represent a loss of at least 30% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

▪	The securities do not provide for regular interest payments. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon only if the basket value is at or above 70% of the initial basket value, which we refer to as the downside threshold level, on the related determination date. If, on the other hand, the basket value is lower than the downside threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date. It is possible that the basket value will remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Investors will not participate in any appreciation of the basket stocks. Investors will not participate in any appreciation of the basket stocks, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the basket value is greater than or equal to the downside threshold level. It is possible that the basket value could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly coupons. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The contingent quarterly coupon, if any, is based only on the value of the basket on the related quarterly determination date at the end of the related interest period. Whether the contingent quarterly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the basket value on the relevant quarterly determination date. As a result, you will not know whether you will receive the contingent quarterly coupon on any contingent payment date until near the end of the relevant interest period. Moreover, because the contingent quarterly coupon is based solely on the value of the basket on quarterly determination dates, if the basket value on any determination date is below the downside threshold level, you will receive no coupon for the related interest period, even if the basket value was at or above the downside threshold level on other days during that interest period.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the market price and performance of each of the basket stocks at any time and, in particular, on any determination date;

o	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

o	interest and yield rates in the market;

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Principal at Risk Securities

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the final basket value;

o	the time remaining until the next determination date and the maturity of the securities; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the value of the basket has been near or below the downside threshold level, the market value of the securities is expected to decrease substantially, and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the basket stocks based on their historical performance. The value of the basket may decrease and be below the downside threshold level on each determination date so that you will receive no return on your investment, and the value of the basket may be below the downside threshold level on the final determination date so that you lose more than 30% or all of your initial investment in the securities. There can be no assurance that the basket value will be at or above the downside threshold level on any determination date so that you will receive a coupon payment on the securities for the applicable interest period, or that it will be at or above the downside threshold level on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. See “Basket Stocks, Public Information and Historical Information” below.

▪	The securities will not be listed and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon an automatic early redemption, at maturity or on any contingent payment date, and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The basket stocks are concentrated in the airline sector. Each of the basket stocks has been issued by a company whose business is associated with the airline sector. Because the value of the securities is determined based on the performance of the basket stocks, an investment in the securities will be concentrated in this sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

▪	The rate Morgan Stanley is willing to pay for securities of this type, maturity and issuance size is likely to be lower than Morgan Stanley’s estimated secondary market rates and advantageous to Morgan Stanley. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the stated principal amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the stated principal amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which brokers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the stated principal amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the stated principal amount and borne by you and because the secondary market prices will reflect the bid-offer spread that any broker would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the stated principal amount and the lower rate Morgan Stanley is willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

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Principal at Risk Securities

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the original issue date, to the extent that MS & Co. or any other broker may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to Morgan Stanley’s estimated secondary market rates, it would do so based on values higher than the estimated value, and Morgan Stanley expects that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to Morgan Stanley’s pricing and valuation models, which may differ from those of other brokers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, Morgan Stanley’s models may yield a higher estimated value of the securities than those generated by others, including other brokers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which brokers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including Morgan Stanley’s creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	Changes in the value of one or more basket stock(s) may offset changes in the value of the other(s). Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stock(s) increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the basket value on any determination date, the increase in the price of one or more basket stock(s) may be moderated, or wholly offset, by a lesser increase or decline in the price of the other basket stock(s). For further information on each of the basket stocks, including the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2011 through July 1, 2016, please see “Basket Stocks, Public Information and Historical Information” below. You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether increase(s) in the value of one or more basket stock(s) will be offset by decrease(s) in the value of the other basket stock(s), based on the historical information included in this document.

In addition, there can be no assurance that the final basket value will be equal to or greater than the downside threshold level such that you will not suffer a significant loss on your initial investment in the securities. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The basket stock prices are volatile. The trading prices of common stocks can be volatile. Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any determination date and the overall performance of the basket stocks over the term of the securities.

▪	Morgan Stanley is not affiliated with the issuers of the basket stocks. We are not affiliated with any of the issuers of the basket stocks, and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the securities in taking any corporate actions that might affect the value of your securites. None of the money you pay for the securities will go to the issuers of the basket stocks.

▪	Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests. We or our affiliates may presently or from time to time engage in business with one or more of the basket stock issuers without regard to your interests, including extending loans to, or making equity investments in, one or more of the basket stock issuers or their affiliates or subsidiaries, or providing advisory services to one or more of the basket stock issuers, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the basket stock issuers. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the basket stock issuers in our research reports.

▪	You have no shareholder rights. Investing in the securities is not equivalent to investing in the basket stocks. As an investor in the securities, you will not participate in any appreciation of any basket stock, and you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

▪	The closing prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks. Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the

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Principal at Risk Securities

common stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stocks. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of the accompanying preliminary pricing supplement called “Description of Securities—Adjustments to the Multipliers” in the accompanying preliminary pricing supplement. You should read this section in order to understand these and other adjustments that may be made to your securities.

▪	The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks. MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust a multiplier, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, a multiplier may materially and adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial basket value, the downside threshold level, the basket value, the final basket value, the contingent quarterly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final basket value and any multiplier adjustments. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Final Basket Value,” “—Determination Dates,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Adjustments to the Multipliers” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on any determination date before you would receive a contingent quarterly coupon on the applicable contingent payment date, and could increase the prices at or above which the basket stocks must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the basket on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is significant uncertainty regarding the U.S. federal income tax treatment of the securities.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, if the securities were treated as debt instruments, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

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Principal at Risk Securities

Moreover, as discussed in the Tax Disclosure Sections, even if our treatment of the securities is respected, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Basket Stocks, Public Information and Historical Information

Historical Graph

The graph below illustrates the performance of the basket from December 9, 2013 through July 1, 2016, assuming the basket stocks are weighted as set forth on the cover hereof and that the value of the basket on December 9, 2013 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the basket stocks and the effect of the offset and/or correlation among the basket stocks during the same period. You cannot predict the future performance of any of the basket stocks or of the basket as a whole, or whether an increase in the price of any of the basket stocks will be offset by a decrease in the price of any of the other basket stocks, based on their historical performance. Past performance of the basket is not indicative of the future performance of the basket.

Historical Performance of the Basket

December 9, 2013 to July 1, 2016

Basket Stocks

The following tables set forth the published high and low closing prices for each basket stock during 2011, 2012, 2013, 2014, 2015 and 2016 through July 1, 2016. We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical performance of the basket stocks set out in the tables below should not be taken as an indication of their future performance, and no assurance can be given as to the basket value on any of the determination dates. If the securities are not automatically redeemed prior to maturity and if the final basket value has declined to below the downside threshold level, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the securities will be redeemed prior to maturity, or that, if the securities are not redeemed, the final basket value will be at or above the downside threshold level so that at maturity you will not lose a significant portion or all of your investment. The basket stocks may be, and each has recently been, volatile, and we can give you no assurance that the volatility will lessen.

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Principal at Risk Securities

United Continental Holdings, Inc. is a holding company that transports people and cargo through its mainline operations and its regional operations. Its Securities and Exchange Commission file number is 001-06033.			American Airlines Group Inc. is a holding company of two major network carriers in the airline industry, American Airlines, Inc. and US Airways Group, Inc. On December 9, 2013, AMR Corporation (“AMR”), the parent company of American Airlines, Inc., and its subsidiaries consummated their Chapter 11 reorganization and merged with US Airways Group, Inc. Immediately following the emergence from bankruptcy and the merger, AMR changed its name to American Airlines Group Inc. On December 9, 2013, American Airlines Group Inc.’s common stock began trading on the NASDAQ Global Select Market under the symbol "AAL.” Its Securities and Exchange Commission file number is 001-8400.
United Continental Holdings Inc.	High ($)	Low ($)	American Airlines Group Inc.	High	Low
(CUSIP 910047109)			(CUSIP 02376R102)
2011			2013
First Quarter	27.48	22.17	Fourth Quarter (beginning December 9, 2013)	26.61	24.60
Second Quarter	26.68	19.79	2014
Third Quarter	23.03	16.61	First Quarter	39.02	25.36
Fourth Quarter	21.24	15.53	Second Quarter	44.55	33.37
2012			Third Quarter	43.86	35.03
First Quarter	24.97	17.48	Fourth Quarter	53.63	28.58
Second Quarter	25.17	20.58	2015
Third Quarter	24.82	17.78	First Quarter	55.76	46.53
Fourth Quarter	24.19	19.21	Second Quarter	52.71	39.48
2013			Third Quarter	43.99	37.50
First Quarter	32.50	23.95	Fourth Quarter	46.50	38.13
Second Quarter	34.75	28.66	2016
Third Quarter	36.25	27.71	First Quarter	43.47	35.55
Fourth Quarter	39.83	29.65	Second Quarter	41.34	25.27
2014			Third Quarter (through July 1, 2016)	29.33	29.33
First Quarter	49.18	37.73
Second Quarter	48.05	39.20
Third Quarter	51.74	38.62
Fourth Quarter	66.89	40.55
2015
First Quarter	73.62	63.83
Second Quarter	64.02	51.23
Third Quarter	61.56	51.50
Fourth Quarter	61.49	50.78
2016
First Quarter	61.19	45.12
Second Quarter	58.60	37.75
Third Quarter (through July 1, 2016)	41.37	41.37

Hawaiian Holdings, Inc. is engaged in the scheduled air transportation of passengers and cargo amongst the Hawaiian Islands, between the Hawaiian Islands and certain cities in the United States and between the Hawaiian Islands and the South Pacific, Australia, New Zealand and Asia. Its Securities and Exchange Commission file number is 001-31443.
Hawaiian Holdings, Inc.	High ($)	Low ($)
(CUSIP 419879101)
2011
First Quarter	8.03	5.99
Second Quarter	6.15	5.40
Third Quarter	5.95	3.78
Fourth Quarter	6.41	3.96
2012
First Quarter	6.96	5.00
Second Quarter	6.57	4.96
Third Quarter	6.80	5.59
Fourth Quarter	6.80	5.22
2013
First Quarter	7.20	5.43
Second Quarter	6.32	5.30
Third Quarter	7.72	6.16
Fourth Quarter	9.63	7.40
2014
First Quarter	14.73	9.62
Second Quarter	16.25	12.67
Third Quarter	15.84	12.97
Fourth Quarter	26.05	12.62

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Principal at Risk Securities

Hawaiian Holdings, Inc. is engaged in the scheduled air transportation of passengers and cargo amongst the Hawaiian Islands, between the Hawaiian Islands and certain cities in the United States and between the Hawaiian Islands and the South Pacific, Australia, New Zealand and Asia. Its Securities and Exchange Commission file number is 001-31443.
Hawaiian Holdings, Inc.	High ($)	Low ($)
(CUSIP 419879101)
2015
First Quarter	27.49	18.16
Second Quarter	25.44	21.02
Third Quarter	25.94	21.14
Fourth Quarter	39.41	24.25
2016
First Quarter	47.29	29.76
Second Quarter	50.45	35.62
Third Quarter (through July 1, 2016)	38.26	38.26

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Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 per security and integral multiples thereof
Postponement of maturity date:	If, due to non-trading days, a market disruption event or otherwise, the final determination date for any basket stock is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following that final determination date as postponed, and no adjustment will be made to any payment made on that postponed date.
Record date:	One business day prior to the related scheduled contingent payment date; provided that the contingent quarterly coupon payable at maturity, if any, will be payable to the person to whom the payment at maturity will be payable.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪  any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes, and

▪  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Principal at Risk Securities

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in the basket stocks or in options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share prices of the basket stocks, and, therefore, could increase the prices at or above which the basket stocks must close on any determination date before you would receive a contingent quarterly coupon on the applicable contingent payment date, and could increase the prices at or above which the basket stocks must close on the final determination date so that you do not suffer a significant loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling basket stocks, futures or options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any determination date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the basket stocks and, therefore, adversely affect the value of the securities or whether a contingent quarterly coupon is payable on any contingent payment date, and the payment at maturity, if any. For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions

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Principal at Risk Securities

determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and will make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and will not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

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Contingent Income Auto-Callable Securities due July 31, 2018 Based on the Performance of a Basket Composed of the Common Stock of United Continental Holdings, Inc., the Common Stock of American Airlines Group Inc. and the Common Stock of Hawaiian Holdings, Inc.

Principal at Risk Securities

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $    per security.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities–– Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the preliminary pricing supplement, prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary pricing supplement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the preliminary pricing supplement, the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Preliminary Pricing Supplement No. 990 dated July 6, 2016

Prospectus Supplement dated November 19, 2014

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the preliminary pricing supplement, in the prospectus supplement, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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